FOR IMMEDIATE RELEASE
WEGA MINING ACQUIRES OVER 91% OF GOLDBELT RESOURCES
Toronto, Canada — December 14, 2007 — Wega Mining ASA (“Wega Mining”) announced that as of 8:00 p.m. (Toronto time) on December 13, 2007, approximately 67 million common shares of Goldbelt Resources Ltd. (TSX: GLD) (“Goldbelt”) had been validly deposited (and not withdrawn) to Wega Mining’s offer (the “Offer”), through its wholly-owned subsidiary Wega Mining Inc. (the “Offeror”), to acquire all of the outstanding common shares of Goldbelt for Cdn.$1.55 in cash per share. The Offeror has taken up and accepted for payment all of such shares, which represent over 91% of the common shares of Goldbelt (excluding the 16,000,000 common shares (the “Private Placement Shares”) subscribed for by the Offeror pursuant to the Support Agreement among Wega Mining, the Offeror and Goldbelt) and, accordingly, the Offer is now concluded. The shares taken up under the Offer are sufficient to permit the Offeror to complete a compulsory acquisition under the Business Corporations Act (British Columbia). Together with the 16,000,000 Private Placement Shares, the Offeror now owns approximately 93% of the common shares of Goldbelt on a fully diluted basis.
“We are pleased that Goldbelt shareholders have shown their support for our Offer and look forward to working towards the development of the Inata Gold Project and the continued pursuit of Goldbelt’s exploration potential”, said Lars Marius Furu, Chief Executive Officer of Wega Mining.
It is Wega Mining’s current intention that it will enter into one or more transactions to enable the Offeror or an affiliate of the Offeror to acquire all of the common shares not acquired under the Offer. The Offeror currently intends to acquire all of the outstanding Goldbelt common shares not tendered to the Offer by way of a compulsory acquisition or other subsequent acquisition transaction.
About Wega Mining ASA
Wega Mining ASA is an Oslo-based international mining company focused on exploring, developing and operating gold, copper and zinc deposits. Wega Mining currently holds exploration licenses in Guinea, Canada, Portugal, Ecuador, Romania and Norway, and a gold-copper development project in Canada. It trades on Oslo Axess, an exchange regulated by the Oslo Stock Exchange. Additional details about Wega Mining can be found in its most recent annual report and listing prospectus available at www.wegamining.com.
No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.
This press release contains certain forward-looking statements. The words “expect”, “will”, “intend”, “estimate” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The reader of this press release is cautioned that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Offeror or Wega Mining to be materially different from the Offeror’s or Wega Mining’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future performance. These risks, uncertainties and other factors include, but are not limited to: changes in the worldwide price of gold and certain other commodities (such as zinc, copper, silver, fuel and electricity) and currency exchange rates; changes in interest rates or gold lease rates; risks arising from holding derivative instruments; inflationary pressures; ability to successfully integrate acquired assets; legislative, political and economic developments in the jurisdictions in which the Offeror, Wega Mining or Goldbelt carries on business; changes or disruptions in the securities markets; the occurrence of natural disasters, hostilities, acts of war or terrorism; the need to obtain permits and comply with laws and regulations and other regulatory requirements; the possibility that actual results of work may differ from projections/expectations or may not realize the perceived potential of the Offeror’s, Wega Mining’s or Goldbelt’s projects; risks of accidents, equipment breakdowns and labour disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in development programs; operating or technical difficulties in connection with mining or development activities, including conducting such activities in remote locations with limited infrastructure; employee relations and shortages of skilled personnel and contractors; the speculative nature of mineral exploration and development, including the risk of diminishing quantities or grades of reserves or mineralization; adverse changes in the Offeror’s or Wega Mining’s credit rating; contests over title to properties, particularly title to undeveloped properties; and the risks involved in the exploration, development and mining business.
For Further Information:
Wega Mining ASA
Lars Marius Furu, CEO
+47 23160100